                                                                  EXHIBIT (c)(2)
                                                                  --------------


                             STOCKHOLDER AGREEMENT


          STOCKHOLDER AGREEMENT (this "Agreement"), dated as of August 21, 1997,
                                       ---------
by and among American Industrial Partners Acquisition Company, LLC, a Delaware limited liability company ("Parent"), Bucyrus Acquisition Corp., a Delaware
                            ------
corporation and a wholly owned subsidiary of Parent ("the Purchaser") and
                                                          ---------
Jackson National Life Insurance Company, a Michigan corporation (the

"Stockholder").
------------

              WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of 4,228,382 shares of common stock, par value $0.01 per share (the "Common Stock") of Bucyrus International, Inc., a Delaware corporation
      ------------
(the "Company") and, together with PPM America, Inc., a Delaware Corporation,
      -------
shares voting power and dispositive power with respect to such shares; and

          WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of $63,963,000 in principal amount of the Company's 10.5% Secured Notes due December 14, 1999 (the "Secured Notes"), which Secured Notes
                                          -------------
are governed by that certain Indenture, dated December 14, 1994, between Bucyrus-Erie Company, predecessor to the Company, and Harris Trust and Savings Bank, as Trustee (the "Indenture") and by that certain Security Agreement, dated
                       ---------
December 14, 1994, between Bucyrus-Erie Company and Harris Trust and Savings Bank, as Collateral Agent (the "Security Agreement"); and
                                ------------------

          WHEREAS, Parent, the Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the
      ----------------
acquisition of the Company by Parent by means of a cash tender offer (the

"Offer") for any and all of the outstanding shares of Common Stock and for the
 -----
subsequent merger (the "Merger") of the Purchaser with and into the Company upon
                        ------
the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, the Company and the Stockholder concurrently herewith are entering into a Settlement Agreement, dated as of the date hereof, (the "Settlement Agreement"), which provides, among other things, for the settlement
---------------------
and release of certain claims that the Stockholder has asserted against the Company and for the allocation, as between the Company and the Stockholder, of amounts that the Company may recover in respect of certain claims against third parties; and

          WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement and the Settlement Agreement.

              NOW, THEREFORE, in consideration of the execution and delivery by Parent and the Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


          SECTION 1.  Representations and Warranties of the Stockholder.  The
                      -------------------------------------------------
Stockholder hereby represents and warrants, to Parent and the Purchaser as follows:

          (a) The Stockholder is the record and beneficial owner of 4,228,382 shares of Common Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares"), and the Stockholder is the record and beneficial owner
               ------
of $63,963,000 in principal amount of the Secured Notes (as may be adjusted from time to time pursuant to Section 6 hereof, the "Stockholder's Secured Notes").
                                                ---------------------------

          (b) The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (c) This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares or the Secured Notes are subject. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder, the Shares or the Stockholder's Secured Notes, except for any necessary filing under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Hart-Scott-Rodino Antitrust
                              ------------
Improvements Act of 1976, as amended (the "HSR Act"), or state takeover laws.
                                           -------

          (e) The Shares and the certificates representing the Shares and the Stockholder's Secured Notes are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder; provided, however, that the Stockholder may transfer all or a portion
           --------  -------
of the Shares or the Secured Notes to be a person or entity who, by written instrument reasonably acceptable in form and substance to Parent, agrees to be bound by each of the terms of this Agreement.

          (f) To the best knowledge of the Stockholder, without independent investigation, the representations of the Company set forth in Section 3.6 (with respect to such matters as have been disclosed to the Stockholder or any of its affiliates in writing prior to the date hereof), 3.7 (with respect to liabilities or indebtedness owed to the Stockholder or any of its affiliates),
3.8 (with respect to such matters in which the Stockholder or any of its affiliates is a party) 3.15 (with respect to such matters as to which the Stockholder or any of its affiliates have received written notice), and 3.20 (with respect to such matters involving the Stockholder or any of its affiliates) of the Merger Agreement, as modified by the Company Disclosure Schedule (as defined in the Merger Agreement), are true and correct in all material respects as of the date of this Agreement. The representations and warranties of the Stockholder set forth in this paragraph (f) shall terminate upon the earlier to occur of the Effective Time (as defined in the Merger Agreement) and the Termination Date.

          SECTION 2.  Representations and Warranties of Parent and the
                      ------------------------------------------------
Purchaser.  Each of Parent and the Purchaser hereby, jointly and severally,
---------
represents and warrants to the Stockholder as follows:

          (a) Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforce-able against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and the Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each of Parent and the Purchaser is a party or bound. The consummation by each of Parent and the Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Parent or the Purchaser, except for any necessary filing under the HSR Act or state takeover laws.

          SECTION 3.  Purchase and Sale of the Shares.  The Stockholder hereby
                      -------------------------------
agrees that it shall tender the Shares into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if the Stockholder has not received the offering materials by such time, within two business days following receipt of such materials, and that it shall not withdraw any Shares so tendered. The Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to $18.00 per Share, or such higher price per Share as may be offered by the Purchaser in the Offer;

provided that the Purchaser's obligation to accept for payment and pay for the
--------
Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

          SECTION 4.  Transfer of the Shares and the Stockholder's Secured
                      ----------------------------------------------------
Notes.  Prior to the termination of this Agreement, except as otherwise provided
-----
herein, the Stockholder shall not: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or the Stockholder's Secured Notes or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or the Stockholder's Secured Notes or any interest therein; (iii) except as provided in Section 8(b) hereto, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares or the Stockholder's Secured Notes; (iv) deposit the Shares or the Stockholder's Secured Notes into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or the Stockholder's Secured Notes; or
(v) take any other action with respect to the Shares or the Secured Notes that would in any way restrict, limit or interfere with the performance of their obligations hereunder or the transactions contemplated hereby; provided,
                                                                --------
however, that the Stockholder may transfer all or a portion of the Shares or the
-------
Secured Notes to a person or entity who, by written instrument reasonably acceptable in form and substance to Parent, agrees to be bound by each of the terms of this Agreement.

          SECTION 5.  Voting of Shares; Grant of Irrevocable Proxy; Appointment
                      ---------------------------------------------------------
of Proxy.
--------

          (a) The Stockholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares (i) in favor of the Merger, (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company, and
(iii) if requested by Parent, in favor of a shareholder resolution proposed by Parent pursuant to Section 180.1150(4) of the Wisconsin Business Corporation Law.

          (b) The Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

          (c) The Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

          (d) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").
                       ----

          SECTION 6.  Certain Events.  In the event of any stock split, stock
                      --------------
dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, the Secured Notes or the acquisition of additional shares of Common Stock, additional Secured Notes or other securities or rights of the Company by the Stockholder, the number of Shares and the aggregate principal amount of the Stockholder's Secured Notes shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, additional Secured Notes or other securities or rights of the Company issued to or acquired by the Stockholder.

          SECTION 7.  Grant of Option.
                      ---------------

          (a) The Stockholder hereby grants to Parent an irrevocable option (the "Option") to purchase the Shares at a purchase price per share of $18.00 per Share (the "Exercise Price"), in the manner set forth in this Section.
                --------------

          (b) At any time or from time to time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part (except as expressly permitted by Section 7(d)), if on or after the date hereof:

               (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in
     Section 13(d)(3) of the Exchange Act) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall
                                                       -----------
     have:

               (A)  commenced or announced an intention to commence a bona fide
                                                                      ---- ----
     tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 50% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

               (B) acquired beneficial ownership of shares of Common Stock which, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), provided, however,
                                                             --------  -------
     that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

               (C) filed a Notification and Report Form under the HSR Act, reflecting an intent to acquire the Company or any assets or securities of the Company;

               (D) acquired assets constituting 15% or more of the total assets or earning power of the Company taken as a whole;

               (E) entered into an agreement with the Company which contemplates the acquisition of (x) assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (y) beneficial ownership of 15% or more of the outstanding voting equity of the Company;

               (F) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Common Stock; or

               (ii) any of the events described in Section 8.1(g) or (h) of the Merger Agreement that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

          In the event that Parent wishes to exercise all or any part of the Option, Parent shall give written notice (the "Option Notice", with the date of
                                               -------------
the Option Notice being hereinafter called the "Notice Date") to the Stockholder
                                                -----------
specifying the number of Shares it will purchase and a place and date (not earlier than three (3) nor later than twenty (20) business days from the Notice
Date) for closing such purchase (a "Closing").  Parent's obligation to purchase
                                    -------
Shares upon any exercise of the Option, and the Stockholder's obligation to sell Shares upon any exercise of the Option, is subject (at the election of each of Parent or the Stockholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired. The Parent's obligation to purchase Shares upon any exercise of the Option is further subject (at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Stockholder contained in this Agreement or of the Company contained in the Merger Agreement. Notwithstanding the foregoing, any failure by Parent to purchase Shares upon exercise of the Option at any Closing as a result of the non-satisfaction of any of the foregoing conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions. The Stockholder's obligation to sell Shares upon any exercise of the Option (and the Stockholder's obligations under Section 5 of this Agreement) is subject (at its election) to the further conditions that there shall have been no material breach of the representations, warranties, covenants or agreements of the Purchaser or the Parent contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within thirty days of the receipt of written notice thereof from the Stockholder.

          (c) At any Closing, (i) the Stockholder will deliver to Parent the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Parent to purchase the balance of the Shares subject thereto, and (ii) Parent shall pay the aggregate purchase price for the Shares to be purchased by wire transfer of immediately available funds to an account, which account shall be designated in writing to Parent within five days after execution of this Agreement in the amount of the Exercise Price times the number of Shares to be purchased.

          (d) Notwithstanding any other provision of this Agreement, in the event that the Merger Agreement is terminated and at any time prior to the Termination

Date (as hereinafter defined) a person other than Parent or any of its affiliates acquires a majority of the outstanding shares of Common Stock at a price higher than the Exercise Price (an "Alternative Transaction"), then Parent
                                          -----------------------
shall promptly either reduce the number of Shares subject to the Option, pay cash to the Stockholder or do both such that the actual Total Profit (as hereinafter defined) realized or to be realized by Parent upon the consummation of an Alternative Transaction does not exceed 50% of the Total Profit that Parent would otherwise realize had it not taken the foregoing actions; provided
                                                                        --------
that, in the event that Parent elects to reduce the number of Shares subject to the Option, there shall be pending, at the time Parent makes such election, a transaction involving the Company that, if consummated, would allow the Stockholder to dispose of any remaining Shares that would not otherwise be purchased by Parent upon the exercise of the Option; provided, further, that in the event such transaction is not consummated within three months following the time Parent makes such election, Parent shall, at the option of the
Stockholder, purchase any remaining Shares held by the Stockholder such that Parent and the Stockholder each retain 50% of the Total Profit following such purchase. As used herein, the term "Total Profit" shall mean the aggregate
                                      ------------
amount (before taxes) of the net cash amounts and the fair market value (as reasonably determined by a nationally recognized investment banking firm acceptable to each of Parent and the Stockholder or, if one cannot be agreed upon, by Salomon Brothers, Inc.) of all other forms of consideration received or to be received by Parent pursuant to the sale of the aggregate number of Shares subject to the Option (or any other securities into which such Shares are converted or exchanged) in any Alternative Transaction, less the aggregate Exercise Price of all of such Shares.

          (e) In the event that Parent or the Purchaser pays a price higher than $18.00 per share for Shares tendered into the Offer, the Exercise Price shall be increased to equal such higher price.

          (f) The Stockholder has granted the Option to the Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement. Parent covenants and agrees that it will perform its obligations under the Merger Agreement.

The provisions of this Section 7(f) are intended both for the benefit of the Stockholder and for the benefit of the Company and the other stockholders of the Company, and may not be modified, waived or amended without the consent of the Company.

          SECTION 8.  Certain Other Agreements.
                      ------------------------

          (a) The Stockholder will notify the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Stockholder or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Takeover Proposal or Takeover Proposal Interest (as such terms are defined in the Merger Agreement) indicating, in connection with such notice, the name of the person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Stockholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Stockholder agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Takeover Proposal Interest. The Stockholder agrees that it will not, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly:
(i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited written Takeover Proposal engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal. The obligations provided for in this Section 8(a) shall become effective immediately following the execution and delivery of this Agreement by the parties hereto.

          (b) The Stockholder hereby agrees, if requested by Parent, to take all action necessary to waive compliance by the Company with the provisions of Section 1105 of the Indenture relating to the timely issuance of a notice of redemption prior to the Redemption Date (as defined in the Indenture) in connection with the Company's redemption of the Secured Notes, pursuant to Section 106 of the Indenture;

provided, however, that Parent shall indemnify and hold the Stockholder harmless
--------  -------
in connection with the foregoing; provided, further that Parent's maximum
                                  --------  -------
liability in connection therewith shall be $14,500.

          SECTION 9.  Further Assurances; Stockholder Capacity.  (a)  Each of
                      ----------------------------------------
the Stockholder shall, upon request of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Parent.

          (b) Nothing in this Agreement shall be construed to prohibit any affiliate of the Stockholder who is a member of the Board of Directors of the Company from taking any action solely in his capacity as a member of the Board of Directors of the Company to the extent specifically permitted by the Merger Agreement.

          SECTION 10.  Termination.  This Agreement, and all rights and
                       -----------
obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the date (the "Termination Date") that is six months following
                              ----------------
the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement); provided,
                                                                      --------
however, that (i) in the event that an Option Notice is delivered prior to the
-------
Termination Date, the provisions set forth in Section 7 shall survive any termination of this Agreement, (ii) in the event that the Merger is consummated, the provisions set forth in Section 11 shall survive any termination of this Agreement.

          SECTION 11.  Expenses.  Except as provided in Section 7 hereof, all
                       --------
fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

          SECTION 12.  Public Announcements.  Each of Parent, the Purchaser and
                       --------------------
the Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such
                                               --------  -------
disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the Nasdaq National Market and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

          SECTION 13.  Miscellaneous.
                       -------------

          (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

          (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (A) if to the Parent or Purchaser, to:

                    c/o American Industrial Partners
                    One Maritime Plaza, Suite 2525
                    San Francisco, CA  94111
                    Telephone: (415) 788-7354
                    Facsimile: (415) 788-5302
                    Attention: Lawrence W. Ward, Jr.

               with a copy to:

                    Skadden, Arps, Slate, Meagher
                     & Flom LLP
                    919 Third Avenue
                    New York, New York 10022
                    Telephone:  (212) 735-3700
                    Facsimile:  (212) 735-2000
                    Attention:  Peter A. Atkins

               and

               (B)  if to the Stockholder, to:

                    PPM America, Inc.
                    225 West Wacker Drive, Suite 1100
                    Chicago, Illinois  60606
                    Telephone: (312) 634-2500
                    Facsimile: (312) 634-0053
                    Attention: F. John Stark, III

               with a copy to:

                    Anderson Kill & Olick, P.C.
                    1251 Avenue of the Americas
                    New York, New York  10020
                    Telephone: (212) 278-1000
                    Facsimile: (212) 278-1733
                    Attention: J. Andrew Rahl, Jr.

          (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

          (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

          (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware and to service of process upon it in the manner set forth in Section 13(b) hereof.

          (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholder has caused this Agreement to be duly executed and delivered as of the date first written above.

                                        AMERICAN INDUSTRIAL PARTNERS
                                        ACQUISITION COMPANY, LLC


                                        By________________________________
                                          Name:
                                          Title:


                                        BUCYRUS ACQUISITION CORP.


                                        By________________________________
                                          Name:
                                          Title:



                                        JACKSON NATIONAL LIFE INSURANCE
                                        COMPANY

                                        By:  PPM AMERICA, INC.
                                             As Attorney-In-Fact



                                        By________________________________
                                          Name:
                                          Title: